INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Duke Energy Corporation:

We consent to incorporation by reference in the registration statement
(No. 333-29587) on Form S-8 of Duke Energy Corporation of our report dated May 28, 1999, relating to the statements of net assets available for benefits of the Tax Credit Employee Stock Ownership Plan of PanEnergy Corp and Participating Affiliates as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended; and the related schedules, which report appears in the December 31, 1998 Annual Report on Form 11-K of the Tax Credit Employee Stock Ownership Plan of PanEnergy Corp and Participating Affiliates.

/s/   KPMG LLP
   ---------------
      KPMG LLP

Houston, Texas
June 25, 1999